. Filed Pursuant to Rule 424(b)(3)

Registration No. 333-270836

PROSPECTUS

$50,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

We may offer and sell from time to time shares of our common stock, par value $0.001 per share (our “Common Stock”), shares of our preferred stock, par value $0.001 per share (our “Preferred Stock”), debt securities, warrants, rights, and units that include any of these securities. The Preferred Stock or warrants may be convertible into or exercisable for shares of our Common Stock or shares of our Preferred Stock or other of our securities registered hereunder. The debt securities may be convertible into or exchangeable for shares of our Common Stock or shares of our Preferred Stock. Our Common Stock is listed on The Nasdaq Capital Market and trades under the symbol “LIVE.”

We may offer and sell these securities to or through one or more underwriters, dealers, and agents, or directly to purchasers, on a continuous or delayed basis.

The aggregate market value of our outstanding Common Stock held by non-affiliates was approximately $55.4million, based on 3,165,890 shares of outstanding Common Stock as of March 21, 2023, of which approximately 1.6 million shares were held by affiliates, and based on the closing sale price of our Common Stock of $35.00 on March 21, 2023. Pursuant to General Instruction I.B.6 of Form S-3, in no event will we sell securities pursuant to this prospectus with a value of more than one-third of the aggregate market value of our Common Stock held by non-affiliates in any 12-month period, so long as the aggregate market value of our Common Stock held by non-affiliates is less than $75,000,000. In the event that, subsequent to the date of this prospectus, the aggregate market value of our outstanding Common Stock held by non-affiliates equals or exceeds $75,000,000, then the one-third limitation on sales shall not apply to additional sales made pursuant to this prospectus. During the prior 12 calendar months prior to, and including, the date of this prospectus, we have not sold any securities pursuant to General Instruction I.B.6 of Form S-3.

This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. The specific terms of any securities to be offered, and the specific manner in which they may be offered, will be described in a supplement to this prospectus. You should read this prospectus and any applicable prospectus supplement carefully before you invest.

See the “Risk Factors” section of this prospectus on page 4, our filings with the SEC, and the applicable prospectus supplement for certain risks that you should consider before investing in our securities.

None of the Securities and Exchange Commission, any state securities commission, or any other regulatory body has approved or disapproved of these securities nor passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 17, 2023.

ABOUT THIS PROSPECTUS

This document is called a prospectus and is part of a Registration Statement on Form S-3 that we have filed with the Securities and Exchange Commission (the “SEC”) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings in amounts that we will determine from time to time, up to a total dollar amount of $50,000,000.

This prospectus provides you with a general description of the securities we may offer. Each time we offer a type or series of securities described in this prospectus we will provide a prospectus supplement, incorporate information or document by reference into this prospectus or a related free writing prospectus or use other offering materials, as applicable, containing more specific information about the terms of the securities that are then being offered. We may also authorize one or more related free writing prospectuses to be provided to you that may contain material information relating to these offerings and securities. This prospectus, together with applicable prospectus supplements, any information or document incorporated by reference, and any related free writing prospectus or other offering materials, as applicable, we file with the SEC, includes all material information relating to these offerings and securities. We may also add, update, or change in the prospectus supplement any of the information contained in this prospectus or in the documents that we incorporate by reference into this prospectus, including, without limitation, a discussion of any risk factors or other special considerations that apply to these offerings or securities or the specific plan of distribution. If there is any inconsistency between the information in this prospectus and a prospectus supplement or information or document incorporated by reference having a later date, you should rely on the information in that prospectus supplement or incorporated information having a later date. We urge you to read carefully this prospectus, any applicable prospectus supplement, and any related free writing prospectus or other offering materials, as applicable, together with the information incorporated herein by reference as described under the heading “Incorporation of Certain Information by Reference,” before buying any of the securities being offered.

You should rely only on the information we have provided in, or incorporated by reference into, this prospectus, any applicable prospectus supplement, and any related free writing prospectus or other offering materials, as applicable. We have not authorized anyone to provide you with different information. No dealer, salesperson, or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement, any related free writing prospectus, or other offering materials, as applicable.

Neither the delivery of this prospectus nor any sale made under it implies that there has not been any change in our business or affairs or that the information in this prospectus is correct as of any date after the date of this prospectus. You should assume that the information in this prospectus, any applicable prospectus supplement, any related free writing prospectus, or other offering materials, as applicable, is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement, any related free writing prospectus, or other offering materials, as applicable, or any sale of a security.

The Registration Statement containing this prospectus, including exhibits to the Registration Statement, provides additional information about us and the securities offered under this prospectus and any prospectus supplement. We have filed and plan to continue to file other documents with the SEC that contain information about us and our business. Also, we will file legal documents that control the terms of the securities offered by this prospectus as exhibits to the reports that we file with the SEC. The Registration Statement and other reports can be read at the SEC Internet site or at the SEC offices mentioned under the heading “Available Information.”

This prospectus contains summaries of certain provisions contained in some of the documents described herein; but, reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed, or will be incorporated by reference as exhibits to the Registration Statement of which this prospectus is a part, and you may obtain copies of those documents as described below under “Available Information.”

AVAILABLE INFORMATION

We have filed with the SEC a Registration Statement on Form S-3 under the Securities Act with respect to the securities covered by this prospectus. This prospectus, which is a part of that Registration Statement, does not contain all of the information set forth in the Registration Statement or the exhibits and schedules filed therewith. For further information with respect to us and the securities covered by this prospectus, please see the Registration Statement and the exhibits filed with the Registration Statement. A copy of the Registration Statement and the exhibits filed with the Registration Statement may be inspected without charge at the Public Reference Room maintained by the SEC, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information about the operation of the Public Reference Room. The SEC also maintains an Internet website that contains reports, proxy and information statements, and other information regarding registrants that file electronically with the SEC. The address of the website is http://www.sec.gov.

We are subject to the information and periodic reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and, in accordance therewith, we file periodic reports, proxy statements, and other information with the SEC. Such periodic reports, proxy statements, and other information are available for inspection and copying at the Public Reference Room and website of the SEC referred to above. We maintain a website at http://www.liveventures.com. You may access our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed pursuant to Sections 13(a) or 15(d) of the Exchange Act with the SEC free of charge at our website as soon as reasonably practicable after such material is electronically filed with, or furnished to, the SEC. Our website and the information contained on that site, or connected to that site, are not incorporated into and are not a part of this prospectus.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference information into this prospectus. This means that we can disclose important information to you by referring you to another document. Any information referred to in this way is considered part of this prospectus from the date we file that document. Any reports filed by us with the SEC after the date of this prospectus and before the date that the offering of the securities by means of this prospectus is terminated will automatically update and, where applicable, supersede any information contained in this prospectus or incorporated by reference in this prospectus.

We incorporate by reference into this prospectus the following documents or information filed with the SEC (other than, in each case, documents or information deemed to have been furnished and not filed in accordance with SEC rules):

•	Our Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on December 16, 2022;

•	Our Quarterly Report on Form 10-Q for the quarter ended December 31, 2022, filed with the SEC on February 9, 2023 and for the quarter ended March 31, 2023, filed with the SEC on May 11, 2023;

•

Our Current Reports on Form 8-K, filed with the SEC on January 20, 2023, January 24, 2023, February 9, 2023, and April 6, 2023 (excluding any information furnished pursuant to Item 2.02 or Item 7.01 of such Current Reports on Form 8-K); and

•	The description of our Common Stock filed as Exhibit 4.2 to our Annual Report on Form 10-K for the year ended September 30, 2019, filed with the SEC on February 10, 2020.

Additionally, all documents filed by us with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Exchange Act, after (i) the date of the initial Registration Statement and prior to effectiveness of the Registration Statement and (ii) the date of this prospectus and before the termination or completion of this offering, shall be deemed to be incorporated by reference into this prospectus from the respective dates of filing of such documents, except that we do not incorporate any document or portion of a document that is “furnished” to the SEC, but not deemed “filed.” Any information that we subsequently file with the SEC that is incorporated by reference as described above will automatically update and supersede any previous information that is part of this prospectus.

We will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, upon his or her written or oral request, a copy of any or all documents referred to above that have been or may be incorporated by reference into this prospectus, excluding exhibits to those documents unless they are specifically incorporated by reference into those documents. Written or telephone requests should be directed to Live Ventures Incorporated, 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119, Attention: Corporate Secretary; telephone: (702) 997-5968.

FORWARD-LOOKING STATEMENTS

This prospectus, including the documents we incorporate by reference into it, contains forward-looking statements within the meaning of Section 27A of the Securities Act, and Section 21E of the Exchange Act, the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the SEC. Such statements include, without limitation, statements regarding our expectations, hopes, or intentions regarding the future. Statements that are not historical fact are forward-looking statements. These forward looking statements can often be identified by their use of words such as “expect,” “believe,” “anticipate,” “outlook,” “could,” “target,” “project,” “intend,” “plan,” “seek,” “estimate,” “should,” “will,” “may,” and “assume,” as well as variations of such words and similar expressions referring to the future. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act, and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws.

The forward-looking statements contained in or incorporated by reference into this prospectus are largely based on our expectations, which reflect estimates and assumptions made by our management. These estimates and assumptions reflect our best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve certain risks and uncertainties, many of which are beyond our control. If any of those risks and uncertainties materialize, actual results could differ materially from those discussed in any such forward-looking statement. Among the factors that could cause actual results to differ materially from those discussed in forward-looking statements are those discussed under the heading “Risk Factors” below, those discussed under the heading “Risk Factors” and in other sections of our Annual Report on Form 10-K for the year ended September 30, 2022, as well as in our other reports filed from time to time with the SEC that are incorporated by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

All readers are cautioned that the forward-looking statements contained in this prospectus and in the documents incorporated by reference into this prospectus are not guarantees of future performance, and we cannot assure any reader that such statements will be realized or that the forward-looking events and circumstances will occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements. All forward-looking statements in this prospectus and the documents incorporated by reference into it are made only as of the date of the document in which they are contained, based on information available to us as of the date of that document, and we caution you not to place undue reliance on forward-looking statements in light of the risks and uncertainties associated with them. Except as required by law, we undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.

RISK FACTORS

Investing in our securities involves significant risks. You should review carefully the risks and uncertainties described under the heading “Risk Factors” contained in, or incorporated into, the applicable prospectus supplement, any related free writing prospectus, or other offering materials, as applicable, and under similar headings in the other documents that are incorporated by reference herein or therein. Each of the referenced risks and uncertainties could adversely affect our business, operating results, and financial condition, as well as adversely affect the value of an investment in our securities. When we offer and sell any securities pursuant to a prospectus supplement, we may include additional risk factors relevant to such securities in the prospectus supplement.

BUSINESS

General

The “Company,” “Live Ventures,”, “Live”, “we,” “our,” and “us” are used interchangeably to refer to Live Ventures Incorporated and its subsidiaries, as appropriate in the context.

Live Ventures Incorporated (Nasdaq: LIVE) is a diversified holding company with a strategic focus on value-oriented acquisitions of domestic middle-market companies. Live Ventures’ acquisition strategy is industry agnostic, and focuses on well-run, closely held businesses with a demonstrated track record of earnings growth and cash flow generation. The Company looks for opportunities to partner with management to build increased stockholder value through a disciplined buy-build-hold, long-term focused strategy. Live Ventures was founded in 1968 and later refocused under our CEO and strategic investor, Jon Isaac. The Company’s current portfolio of diversified operating subsidiaries includes companies in the textile, flooring, tools, steel, entertainment, and financial services industries.

Live’s operating businesses are managed on a decentralized basis. There are no centralized or integrated business functions (such as sales, marketing, purchasing, or human resources) and there is minimal involvement by the Company’s corporate headquarters staff in the day-to-day business activities of our operating businesses. Live Ventures’ corporate management is ultimately responsible for significant capital allocation decisions, investment activities, and the selection of a Chief Executive Officer to head each of Live’s operating businesses. Live’s corporate management team is also responsible for establishing and monitoring Live Ventures’ corporate governance practices, monitoring governance efforts, including those at the operating businesses, and participating in the resolution of governance-related issues, as needed.

As of September 30, 2022, we had approximately 1,249 employees, of whom approximately 952 were full-time employees, in the United States. We believe that we have a good relationship with both our unionized and non-unionized employees. We recognize that attracting, motivating, and retaining talent at all levels is vital to continuing our growth and success. We offer industry-competitive wages and benefits; we are committed to maintaining a workplace environment that promotes employee productivity and satisfaction.

Our principal office is located at 325 E. Warm Springs Road, Suite 102, Las Vegas, Nevada 89119, and our telephone number is (702) 997-5968.

Products and Services

Retail-Entertainment Segment

Vintage Stock

Vintage Stock is an award-winning, specialty entertainment retailer with 70 storefronts across the U.S. Vintage Stock enjoys a wide customer base comprised of electronic entertainment enthusiasts, avid collectors, female gamers, children, seniors and more. Vintage Stock offers a large selection of entertainment products including new and pre-owned movies, video games, and music products, as well as additional products, such as books, comics, toys, and collectibles—all available in a single location. With its integrated buy-sell-trade business model, Vintage Stock buys, sells and trades new and pre-owned movies, music, video games, electronics and collectibles through various brand names including Vintage Stock, Movie Trading Company, EntertainMart and V-Stock strategically positioned across Arkansas, Colorado, Idaho, Illinois, Kansas, Missouri, Nebraska, New Mexico, Oklahoma, Texas, and Utah. Stores range in size from 3,000 square feet to as large as 46,000 square feet, depending on market draw and population density. In addition to offering a wide array of products, Vintage Stock also offers services to customers, such as rentals, special orders, disc and video game hardware repair, and more. Vintage Stock sells its new and used movies, video games, music, and toys through http://www.vintagestock.com. Vintage Stock’s “Cooler Than Cash” program is its customer-reward program. When Vintage Stock customers bring in items to sell, they have two options: (i) sell their pre-owned products for cash or (ii) opt for store credit and receive a 50% bonus.

ApplianceSmart

ApplianceSmart was a household appliance retailer in Columbus, Ohio with two product categories: one consisting of typical, commonly-available, innovative appliances, and the other consisting of affordable value-priced, niche offerings, such as close-outs, factory overruns, discontinued models, and special-buy appliances, including open box merchandise and others.

On December 9, 2019, ApplianceSmart filed a voluntary petition (the “Chapter 11 Case”) in the United States Bankruptcy Court for the Southern District of New York (the “Bankruptcy Court”) seeking relief under Chapter 11 of Title 11 of the United States Code (the “Bankruptcy Code”). The bankruptcy affected Live Ventures’ indirect subsidiary ApplianceSmart only and did not affect any other subsidiary of Live Ventures, or Live Ventures itself. On February 28, 2022, the court approved ApplianceSmart’s plan for reorganization (the “Plan”), discharging ApplianceSmart of certain debts according to the Plan resulting in the Company recording a gain of approximately $11.4 million, which includes a write-off or adjustment of approximately $11.5 million on the settlement of debts and other liabilities, offset by payments subject to the bankruptcy that were not included as debtor-in-possession liabilities of approximately $149,000. As of April 1, 2022, we have ceased operations of its one existing location, and are in the process of winding down operations, which will be immaterial to the consolidated financial statements

Marketing

Vintage Stock markets its stores primarily via social media apps, SMS text messages, including, but not limited to, individual store and corporate Facebook and Twitter accounts. We have an approximately 900,000-customer list for distribution of our digital new release catalog and promotion of online and brick and mortar sales and coupons. Vintage Stock also uses guerrilla marketing by partnering and setting up booths with movie theaters for blockbuster releases, various trade fairs, and school donations.

Our Market

According to the Entertainment Software Association (“ESA”), today’s video games provide rich, engaging entertainment for players across all platforms. The 2022 Essential Facts About the Computer and Video Game Industry Report (the “Video Game Industry Report”) underscores how video games have evolved into a mass medium, noting that over 215 million adults in the United States play video games, and 69% of Americans have at least one gamer in their household. Today, two in three Americans play video games at least weekly, and nine in 10 players say they spend as much or more time playing now as they did at the pandemic’s peak.

According to the ESA, the following statistics show the benefits of video games. The average video game player is 33 years old. Ages 18-34 make up 36% in the age breakdown and 76% of all players are over 18. This shows that growing numbers across age and gender are finding positive benefits of video game play. Sixty-five percent of American adults play video games, an increase from 45% in 2015. Ninety-seven percent of American players view games as beneficial in some ways and eighty-nine percent view games as useful for building skills. Eighty-eight percent of American players agree video games can bring different types of people together and ninety percent of American players agree video games can create accessible experiences for people with different abilities.

Competition

Vintage Stock’s industry is intensely competitive and subject to rapid changes in consumer preferences and frequent product introductions. Competition is based on the ability to adopt new technology, aggressive franchising, the establishment of brand names and quality of collections. We compete with mass merchants and regional chains; computer product and consumer electronics stores; other video game and PC software specialty stores; toy retail chains; direct sales by software publishers; and online retailers and game rental companies. However, we have established a presence in areas where we believe that we can take a greater portion of market share. We also compete with sellers of pre-owned and value video game products. Additionally, we compete with other forms of entertainment activities, including casual and mobile games, movies, television, theater, sporting events and family entertainment centers.

Retail-Flooring Segment

Flooring Liquidators, Inc.

Acquired in January 2023, Flooring Liquidators, Inc., together with Elite Builder Services, Inc., 7 Day Stone, Inc., and Floorable, LLC (collectively, “Flooring Liquidators”), is a leading flooring retailer and new home builder service provider servicing California. Flooring Liquidators provides flooring, countertops and cabinets to its residential replacement, contractor, and mainstream commercial customer base from its 17 retail stores, two distribution centers, and eight fully equipped, shop-at-home mobile showrooms supporting retail stores. Elite Builder Services, Inc. and 7 Day Stone, Inc. provide national and regional new home builders and multi-family developers with flooring, countertops, cabinets, and tile, utilizing their own design centers and on-site builder design centers located throughout Northern and Central California. Floorable, LLC is a franchise opportunity currently being developed, utilizing a proprietary in-home shopping mobile showroom and established back-office support system.

Marketing

Flooring Liquidators markets its products primarily through its strong e-commerce presence and distributes its products through a “hub and spoke” method. This method gives it a cost-effective logistics system, which reduces inventory costs in individual locations and allows the greatest access to its products from any channel. From its central distribution center in Modesto, California, Flooring Liquidators operates tractor trailers that service each of its stores and warehouses daily. Its ability to move products to a location within 24-48 hours and its low-cost, home-delivery service allow customers to receive products much more quickly than from traditional flooring retailers.

Our Market

Retailer Division. Flooring Liquidators operates in the large, growing, and highly fragmented ~$24 billion U.S. floor coverings market (in manufacturers’ dollars) based on publicly available research, including 2021 reports by Market Insights, LLC, and Catalina Research, Inc., leading providers of market research for the floor coverings industry. The retailer division operates in the residential replacement market in California, with currently planned future expansion into Nevada. Flooring Liquidators buys products from well-known domestic distributors and wholesalers, such as Shaw, Mohawk, and Mannington. This strategy gives the company ready access to products from multiple vendors and insulates it from supply chain constraints. Flooring Liquidators also directly sources approximately 20% of its products from established overseas suppliers with whom management has developed relationships over 15 years. Flooring Liquidators offers those products in its trademarked brands, substantially increasing margin and differentiating itself from its competitors.

Builder Division. Flooring Liquidators’ customers include Davidon Homes, D.R. Horton, Inc., KB Home, and K. Hovnanian® Homes, among others. Davidon Homes was the largest customer in 2021, representing 13% of revenue. A Discovery and Seeno Homes, D.R. Horton, Inc., and KB Home each represented 10% of 2021 revenue.

Competition

Retailer Division. Flooring Liquidator’s retail division competes with both local mom-and-pop flooring stores, as well as with big box retailers such as Floor & Décor, Lowe’s, and The Home Depot. Unlike mom-and-pop stores, Flooring Liquidators offers consumers a broad range of products and has advanced technology-based solutions with room visualization capabilities. Flooring Liquidators sets itself apart from big box retailers with its proprietary product strategy. Its custom brands are well known by consumers and have come to be associated with high-quality products at a reasonable price. Flooring Liquidators does not need to compete with big box retailers on price with these proprietary products, since consumers cannot easily price compare. Flooring Liquidators has also differentiated itself from the big box retailers by hiring highly experienced employees to assist consumers on the floors of its stores. The average employee at a Flooring Liquidators store has 10 years of flooring experience and can provide exceptional service to customers. Consumers often prefer a local, curated experience compared to that provided at large chains such as Lowe’s and The Home Depot, who often hire trainees with little knowledge and experience with flooring products and installation.

Builder Division. Competing against other interior finishes contractors, the builder division serves the new home and multi-family construction market. The builder services business has been consolidating recently, with two main players currently in this space: Interior Logic Group and Residential Design Services. Flooring Liquidators’ Builder Division differentiates itself from these competitors by providing builders with a “one-stop shop” for flooring, countertop fabrication, and design services. Homeowners and homebuilders are increasingly looking for alternative options besides these two large players and Flooring Liquidators believes that it is well positioned to capture market share..

Flooring Manufacturing Segment

Marquis Industries, Inc.

Marquis Industries, Inc. (“Marquis”) is a leading carpet manufacturer and a manufacturer of innovative yarn products, as well as a reseller of hard surface flooring products. Over the last decade, Marquis has been an innovator and leader in the value-oriented polyester carpet sector. We focus on the residential, niche commercial, and hospitality end-markets and serve thousands of customers.

Since commencing operations in 1995, Marquis has built a strong reputation for outstanding value, styling, and customer service. Our innovation has yielded products and technologies that differentiate our brands in the flooring marketplace. Marquis’ state-of-the-art operations enable high quality products, unique customization, and exceptionally short lead-times.

On July 1, 2022, Marquis acquired certain assets and intellectual property related to the carpet-backing operations of Better Backers, Inc. (“Better Backers”). For more than 40 years, Better Backers has earned a reputation for quality products and excellent service after the sale. A quality workforce of approximately 54 employees was transitioned as part of the purchase, and that workforce is critical to maintaining the high level of quality.

At September 30, 2022, Marquis operated its business through nine brands, each specializing in a distinct area of the business. Marquis’ flooring source division is the largest of all of the brands. The following is a breakdown of each brand and the specialized products sold:

Brand	Products and/or Services
Artisans Hospitality	Carpets to commercial and hospitality markets
Astro Carpet Mills	Specialty printed carpet to the entertainment industry and artificial turf
Better Backers Finishing	Commission carpet coating and finishing services
Constellation Industries	Contract commission printing
Gulistan Floorcoverings	All forms of floor covering to residential dealers featuring patterned and branded carpets
Lonesome Oak	Residential carpet to dealers featuring PET and Nylon specials
Lonesome Oak Manufactured Housing	All forms of floor covering to manufactured housing factories
Marquis Industries	All forms of floor covering to dealers and home centers
Omega Pattern Works	Specialty printed carpet to the entertainment industry (bowling alleys, fun centers, movie theaters, and casinos)

Products

Marquis Carpets & Rugs

Marquis produces innovative residential and commercial floorcovering products. Marquis offers 65 running line styles under three brands, Marquis, Gulistan and Lonesome Oak, each of which provide outstanding quality and value. It also offers special value in polyester and nylon styles. Marquis products feature high twist yarns produced with ultra-soft fibers and are designed to perform well in high traffic areas.

Marquis’s specialty print brands offer printed patterned carpet designed for commercial applications. Patterns are tailored to a variety of end uses, such as fun centers, movies theatres, hotels, casinos and corporate. All products are printed on high performance nylon and are soil and stain resistant.

Marquis Hard Surfaces

The Marquis and Gulistan Floorcoverings Surface product lineup includes products designed for both residential and commercial end uses. Marquis’s product offering has remained on the cutting edge of this rapidly evolving segment of the flooring industry and will continue to be an innovator in new technology and design. Marquis Hard Surface currently offers dry-back, click-and-lock luxury vinyl plank and hundreds of rolls of vinyl flooring.

Industry and Market

Marquis

Marquis is an integrated carpet manufacturer and distributor of carpet and hard-surface flooring within a fragmented industry composed of a wide variety of companies from small privately held firms to large multinationals. In 2021, the U.S. floor covering industry had an estimated $33.7 billion in sales. Marquis has a team of 46 full-time salespeople, who deepen customer relationships throughout its markets.

Floor covering sales are influenced by the homeowner remodeling and residential builder markets, existing home sales and housing starts, average house size and home ownership. In addition, the level of sales in the floor covering industry is influenced by consumer confidence, spending for durable goods, the condition of residential and commercial construction, and overall strength of the economy.

Our Market

Marquis – Carpet and Rugs

The carpet and rug industry had shipments of approximately $13.0 billion in 2021. The carpet and rugs industry has two primary markets, residential and commercial, with the residential market making up the largest portion of the industry. The industry has two primary sub-markets, replacement, and new construction, with the replacement market making up the larger portion of the sub-markets. Approximately 56.7% of industry shipments are made in response to residential replacement demand.

Residential products consist of broadloom carpets and rugs in a broad range of styles, colors, and textures. Commercial products consist primarily of broadloom carpet and modular carpet tile for a variety of institutional applications including office buildings, restaurant chains, schools and other commercial establishments. The carpet industry also manufactures carpet for the automotive, recreational vehicle, small boat and other industries.

The Carpet and Rug Institute (the “CRI”) is the national trade association representing carpet and rug manufacturers. Information compiled by the CRI suggests that the domestic carpet and rug industry is comprised of fewer than 100 manufacturers, with a meaningful percentage of the industry’s production concentrated in a limited number of manufacturers focused on the lower end of the price curve.

Marquis – Hard Surfaces

Hard flooring surfaces, such as ceramic, luxury vinyl tile, hardwood, stone, and laminate, had shipments of approximately $20.7 billion in 2021. As with carpet and rugs, the market is split between residential and commercial and replacement and new construction, with residential replacement being the largest segment of the market.

Competition

Marquis

The North American flooring industry is highly competitive with an increasing variety of product categories, shifting consumer preferences and pressures from imported products, particularly in the rug and hard surface categories. Marquis competes with other flooring manufacturers and resellers. Marquis is a fully integrated carpet mill, and, as a result, is able to produce carpet at the lowest cost possible for its target price point. Marquis is a one-stop shop for soft and hard surface products, allowing its customers to save time and receive exceptional service. Marquis offers innovative products and has quick turnaround times, turning a new product in two weeks from order to delivery. The principal methods of competition are service, quality, price, product innovation and technology. Marquis’ lean operating structure, plus investments in manufacturing equipment, computer systems and marketing strategy, contributes to its ability to provide exceptional value on the basis of performance, quality, style, and service.

Raw Materials and Suppliers

Marquis

We believe that we will have access to an adequate supply of raw material on satisfactory commercial terms for the foreseeable future, as we are not dependent on any single supplier. We expect to receive adequate supply to service new and existing customers.

Customers

Marquis

Marquis sells products to flooring dealers, home centers, other flooring manufacturers and directly to commercial end-users. The majority of sales are to a network of flooring dealers across several different end markets, geographies, and product lines. Management believes that the dealer market is the most profitable market for its products because it is a diversified customer base that values innovation, style, and service.

Manufacturing

Marquis has multiple manufacturing facilities with state-of-the-art equipment in all phases of its vertically integrated production, from extrusion of yarn-to-yarn processing to tufting and finishing carpet. Marquis manufactures high quality products and offer unique customization with exceptionally short lead-times. Marquis’ investment in new yarn extrusion capacity will allow expansion into new markets while reducing production costs. The new equipment allows Marquis to reduce production costs and increase margins.

Steel Manufacturing Segment

Precision Industries, Inc.

The Company acquired Precision Industries, Inc. (“Precision Marshall”) in July 2020. Precision Marshall is the North American leader in providing and manufacturing pre-finished de-carb-free tool and die steel. For nearly 75 years, Precision Marshall has served steel distributors through quick and accurate service. Precision Marshall has led the industry with exemplary availability and value-added processing that saves distributors time and processing costs.

Founded in 1948, Precision Marshall “The Deluxe Company” has built a reputation of high integrity, speed of service and doing things the “Deluxe Way”. The term Deluxe refers to all aspects of the product and customer service to be head and shoulders above the rest. From order entry to packaging and delivery, Precision Marshall makes it easy to do business and backs all products and service with a guarantee.

Precision Marshall provides four key products to over 500 steel distributors in four product categories: Deluxe Alloy Plate, Deluxe Tool Steel Plate, Precision Ground Flat Stock, and Drill Rod. With over 5,000 distinct size grade combinations in stock every day, Precision Marshall arms tool steel distributors with deep inventory availability and same day shipment to their place of business or often ships direct to their customer saving time and handling.

The Kinetic Co., Inc.

On June 28, 2022, Precision Marshall acquired The Kinetic Co., Inc. (“Kinetic”). Kinetic is a highly recognizable and regarded brand name in the production of industrial knives and hardened wear products for the tissue and metals industries and is known as a one-stop shop for in-house grinding, machining, and heat-treating. Kinetic was founded by the Masters family in 1948 and is headquartered in Greendale, Wisconsin. Kinetic manufactures more than 90 types of knives and numerous associated parts with modifications and customizations available to each. Kinetic employs approximately 100 non-union employees. The company’s website is www.knifemaker.com.

Products

Precision Industries, Inc.

Deluxe Alloy Plate

Precision Marshall provides three alloy plate products in sizes from 1/4 inch to 8 inches in thickness. These de-carb-free heat treated, and annealed plates are square and within a .020 tolerance on the surface allowing distributors to save cutting time, kerf loss and machining time.

Deluxe Tool Steel Plate

Offering six different grades from 1/4 inch to 8 inches in thickness commonly used in the tooling industry, these square decarb-free, pre-heat-treated plates are finished to .020 tolerance, to provide distributors with the perfect plate to service their customers.

Precision Ground Flat Stock

Over 4,000 size/grade combinations across ten grades of tool steel, alloy and stainless steel are available every day and shipped the same day out of Precision Marshall national distribution center in Bolingbrook, Illinois over 99% of the time. These flat bars are finished to a 32 RMS finish within an .001 tolerance on the surface and are produced and available off the shelf in 18, 24, 36, and 72 inch and one-meter lengths. Custom, special tolerance items are made to order and typically shipped in three calendar days or less.

Drill Rod

Eight grades with over 800 diameter/grade combinations of polished round bars in lengths of 36, 72, and 144 inches are available for immediate shipment from the national distribution center.

The Kinetic Co., Inc.

Kinetic manufactures and sells steel perforation blades and tungsten carbine anvils for paper or tissue-converting machinery; fly knives for napkin folding machinery; cut-off blades for diaper machinery, wrapper knives for tissue, film, and foil wrapping machines, chopper blades used in tissue, towel, and printing machinery, and tube and core cutter blades, core saws, slitters, slitter anvils, sheeted knives, pulp cutters, guillotine blades, roll splitter blades to the tissue/paper industry. Kinetic also manufactures profile knives, shear blades, scrap choppers, and side trimmers for the steel industry.

Industry and Market

Precision Industries, Inc.

Precision Marshall is a fully integrated manufacturer and distributor of the above-mentioned steel products. Precision Marshall provides steel service centers and distributors with immediate availability, allowing customers to have access to all sizes and grades without having to make an inventory investment. Precision Marshall only sells to distributors and steel service centers and has a strict policy of not selling to end-users. The tool steel market is a niche market within the steel industry.

The Kinetic Co., Inc.

Kinetic primarily serves three industries or market segments, which include the tissue industry, steel industry, and contract work. The majority of Kinetic’s revenues are derived from replacement knives or products specifically designed and manufactured to replace wear parts on cutting equipment. Kinetic has a world class reputation and is a respected brand in the industries it serves. Kinetic differentiates itself from its competition being a one-stop-shop for grinding, machining, and heat treating. Much of the work done by Kinetic is very specialized and its customers demand high quality and reliable products to keep production lines running. Kinetic has a customer base consisting of approximately 800 customers, and is very diversified, broad, and stable. Ninety-five percent of Kinetic’s revenues are from sales to companies located in the U.S.

Our Market

Precision Industries, Inc.

Deluxe Alloy Plate

The De-Carb Free Alloy Plate Industry through distribution provides steel for molds and tooling across virtually all manufacturing segments with a dominance in the automobile industry. The alloy plate trade named “Marshalloy” comes in Heat Treat, Annealed and the superior proprietary mold quality which provides tighter chemistry and higher machine and polish ability.

Deluxe Tool Steel Plate

The De-Carb Free Tool Steel Plate Market in North America supplies pre-heat-treated plates that are commonly used to make tools, dies and industrial knives used in a variety of industries with a dominance in the automotive industry.

Precision Ground Flat Stock

The Precision Ground Flat Stock market provides refined tool steel, alloy and stainless flat bars are used to make tools, dies, holder blocks and industrial knives across all North American Manufacturing categories. Offering tight tolerances and a line ground finish, this product saves tool and die makers time and money by the off-the-shelf product being closer to the finished tool, die or industrial knife.

Drill Rod

Drill Rod are tight tolerance pre-hardened round bars two inches and below in diameter used in punching presses and screw applications.

The Kinetic Co., Inc.

The largest industry served by Kinetic is the Tissue Industry with well in excess of 400 customers. Kinetic also serves 200 steel mills or steel service centers across the US and Canada. The contract business at Kinetic is a catchall segment consisting of a wide range of products and services ranging from plate grinding or milling for customers to countless specialized needs companies which require precision machining, grinding and heat treat applications.

Competition

Precision Industries, Inc.

The tool and die steel market in North America is highly competitive and requires a high investment in inventory, manufacturing, and service infrastructure. There are several long-standing competitors in each product segment. Precision Industries competes through speed of service by having high inventory availability and an easy to purchase customer experience.

The Kinetic Co., Inc.

A number of companies compete with Kinetic in the tissue/paper industry. The primary competitors are International Knife and Saw (“IKS”), located in South Carolina, Everwear, located in Missouri, and TKM, located in Germany. Kinetic produces a wider range of products than its competitors in the tissue/paper industry. Competitors in the steel industry include IKS, American Shear Knife (“ASKO”), which manufactures in Mexico, or overseas, and Modern Machine located in Indiana. Small machine shops are competitors to the Kinetic contract segment.

Raw Material and Suppliers

Precision Industries, Inc.

There are a limited number of suppliers in the world market across each product category. Precision Marshall has developed a strength by securing a dedicated supply chain across several of its product offerings. Precision Marshall works with almost all the highly specialized providers and has more than adequate sourcing options.

The Kinetic Co., Inc.

There are a limited number of specialized tool steel suppliers in the world, and many are located in Europe. Kinetic has established long-term relationships with all of its foreign and domestic tool steel suppliers. Long lead times have become an added challenge in recent years, however, Kinetic does significant advanced planning to assure the timely receipt and stocking of inventory levels.

Sales, Marketing, and Distribution

Precision Industries, Inc.

Precision Marshall has two distribution centers that hosts its products. The national distribution center is strategically located and can service the tooling hub of the Midwest. The Company manufactures all products and holds the inventory for the Deluxe Alloy and Deluxe Tool Steel plate products at its corporate headquarters in Washington, Pennsylvania. Precision Marshall has more than 18 people selling, marketing, and distributing its products.

The Kinetic Co., Inc.

Kinetic distributes all of its products from its Greendale, Wisconsin headquarters facility. Kinetic will carry some finished goods inventory, which is located either in Greendale, or at a warehouse facility in Milwaukee, Wisconsin. The majority of Kinetic products are manufactured in Greendale and shipped upon completion. The Kinetic sales team consists of direct salespeople comprised of both employee Territory Sales Managers and outside sales representatives. This team of salespeople calls on customers and prospects located throughout the US. Kinetic also has a seasoned four-person inside sales team which is specialized in the market, and offers tremendous technological knowledge and insight to its customers.

Corporate and Other Segment

Our corporate and other segment consists of certain corporate general and administrative costs, Salomon Whitney LLC (“SW Financial”), a variable interest entity (“VIE”), and operations of certain legacy product and service offerings for which we are no longer accepting new customers.

Intellectual Property

Our success will depend significantly on our ability to develop and maintain the proprietary aspects of our technology and operate without infringing upon the intellectual property rights of third parties. We currently rely primarily on a combination of copyright, trade secret and trademark laws, confidentiality procedures, contractual provisions, and similar measures to protect our intellectual property.

We estimate that reliance upon trade secrets and unpatented proprietary know-how will continue to be our principal method of protecting our trade secrets and other proprietary technologies. We generally own (or have permissive licenses for) the intellectual property provided by third-party contractors, even though we hire such contractors to help develop our proprietary software and to provide various fulfillment services. Our proprietary software is not significantly dependent on any third-party software, although our software does utilize open-source code. Notwithstanding the use of this open-source code, we do not believe our usage requires public disclosure of our own source code nor do we believe the use of open-source code will have a material impact on our business.

We register some of our product names, slogans, and logos in the United States. In addition, we require our employees, contractors, and many of those with whom we have business relationships to sign non-disclosure and confidentiality agreements. Neither intellectual property laws, contractual arrangements, nor any of the other steps we have taken to protect our intellectual property, can ensure that third parties will not exploit our technologies or develop similar technologies.

Our proprietary publishing system provides an advanced set of integrated tools for design, service, and modifications to support our mobile web app services. Our mobile web app builder software enables easy and efficient design, end user modification and administration, and includes a variety of other tools accessible by our team members.

SELECTED CONSOLIDATED FINANCIAL DATA

The following tables set forth selected consolidated financial data for the periods ended or as of the dates indicated. Such historical consolidated financial data should be read in conjunction with the information set forth in our Annual Report on Form 10-K for the year ended September 30, 2022, filed with the SEC on December 16, 2022, and incorporated herein by reference.

The statement of operations data presented below for each of the years ended September 30, 2022 and September 30, 2021, and the balance sheet data as of September 30, 2022 and September 30, 2021, are derived from the audited “Consolidated Financial Statements” contained in our Annual Report on Form 10-K for the year ended September 30, 2022. Our historical results are not necessarily indicative of the results to be expected for any future periods.

(in thousands, except per share)

	Years Ended September 30,
	2022	2021
Revenues	$286,913	$272,981
Cost of revenues	189,086	173,518
Gross profit	97,827	99,463
Operating expenses:
General and administrative expenses	54,531	52,246
Sales and marketing expenses	12,459	11,427
Impairment expense	4,910	—
Total operating expenses	71,900	63,673
Operating income	25,927	35,790
Other income (expense):
Interest expense, net	(4,209)	(5,205)
Gain on Payroll Protection Program loan forgiveness	—	6,150
Gain on bankruptcy settlement	11,352	1,765
Loss on debt extinguishment	(84)	—
Other income (expense), net	(1,370)	1,179
Total other income, net	5,689	3,889
Income before income taxes	31,616	39,679
Provision for income taxes	6,875	8,662
Net income	24,741	31,017
Net loss attributable to non-controlling interest	—	180
Net income attributable to Live stockholders	$24,741	$31,197
Income per share:
Basic	$7.94	$19.92
Diluted	$7.84	$9.80
Weighted average common shares outstanding:
Basic	3,116,214	1,566,288
Diluted	3,155,535	3,182,546
Dividends declared - Series B convertible preferred stock	$—	$—
Dividends declared - Series E convertible preferred stock	$—	$—
Dividends declared - Common stock	$—	$—

	September 30, 2022	September 30, 2021
Balance Sheet Data
Total assets	$278,637	$211,738
Current liabilities	56,388	64,960
Long term liabilities	125,087	71,698
Total stockholders’ equity	97,162	75,080

DESCRIPTION OF SECURITIES WE MAY OFFER

We may issue from time to time, in one or more offerings the following securities:

•	shares of Common Stock;

•	shares of Preferred Stock, which may be convertible into shares of Common Stock;

•	debt securities, which may be senior or subordinated and may be convertible into or exchangeable for shares of Common Stock or shares of Preferred Stock;

•	warrants exercisable for debt securities, shares of Common Stock, or shares of Preferred Stock;

•	rights to purchase any of such securities; and

•	units composed of our debt securities, shares of Common Stock, shares of Preferred Stock, and warrants, in any combination.

This prospectus contains a summary of the material general terms of the various securities that we may offer. The specific terms of the securities will be described in a prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, which may be in addition to or different from the general terms summarized in this prospectus. Where applicable, the prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials will also describe any material United States federal income tax considerations relating to the securities offered and indicate whether the securities offered are or will be listed on any securities exchange. The summaries contained in this prospectus and in any prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, may not contain all of the information that you would find useful. Accordingly, you should read the actual documents relating to any securities sold pursuant to this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information about how to obtain copies of those documents.

The terms of any particular offering, the initial offering price, and the net proceeds to us will be contained in the prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, relating to such offering.

DESCRIPTION OF CAPITAL STOCK

The following summary of terms of our Common Stock and our Preferred Stock is based upon our Articles of Incorporation (our “Charter”) and Bylaws (our “Bylaws”), currently in effect, and under Chapter 78 of the Nevada Revised Statutes (the “NRS”). This summary is not complete and is subject to, and qualified in its entirety by reference to, our Charter and our Bylaws. For a complete description of the terms and provisions of our Common Stock, please refer to our Charter and Bylaws, which are filed as exhibits to Registration Statement of which this prospectus forms a part. Throughout this section, references to “we,” “our,” and “us” refer to Live Ventures Incorporated and its subsidiaries. We encourage you to carefully read these documents and the applicable provisions of the NRS.

General

Our authorized capital stock consists of 10,000,000 shares of Common Stock, par value $0.001 per share, and 5,000,000 shares of Preferred Stock, par value $0.001 per share, of which 1,000,000 shares are designated as Series B Convertible Preferred Stock (our “Series B Preferred Stock”), and 200,000 shares are designated as Series E Convertible Preferred Stock (our “Series E Preferred Stock”).

As of March 21, 2023, we had 3,165,890 shares of our Common Stock issued and outstanding, no shares of our Series B Preferred Stock issued and outstanding, and 47,840 shares of our Series E Preferred Stock issued and outstanding.

The authorized and unissued shares of Common Stock and Preferred Stock are available for issuance without further action by our stockholders, unless such action is required by applicable law or the rules of any stock exchange on which our securities may then be listed. Unless approval of our stockholders is so required, our Board of Directors (our “Board”) does not currently intend to seek stockholder approval for the issuance and sale of our Common Stock.

All of our issued and outstanding shares of our capital stock are fully paid and non-assessable.

Common Stock

Voting, Dividend, and Liquidation Rights

Each holder of our Common Stock is entitled to one vote for each share issued and outstanding held on all matters to be voted upon by the stockholders. Our Charter does not provide for cumulative voting in the election of directors. The holders of shares of our Common Stock will be entitled to such cash dividends as may be declared from time to time by our Board from funds available therefor. Upon the sale of substantially all of our capital stock or assets in a non-public transaction or dissolution, liquidation or winding up, and after all liquidation preferences payable to any series of preferred stock entitled thereto have been satisfied, our remaining assets shall be distributed to all holders of Common Stock and any similarly situated stockholders who are not entitled to any liquidation preference or, if there be an insufficient amount to pay all such stockholders, then ratably among such holders.

Preemptive or Other Rights

Our shares of Common Stock do not have any preemptive, conversion, or redemption rights.

Stockholder Action; Special Meetings

Our Bylaws provide that stockholders’ actions can only be taken at an annual or special meeting of our stockholders. Our Bylaws provide that special meetings of the stockholders may be called at any time only by the Chairman of our Board, our Chief Executive Officer, or our President. Our Charter does not permit stockholders to take action by written consent in lieu of an annual or special meeting unless the action to be effected and the taking of such action by written consent has been approved in advance by our Board.

Board of Directors; Removal; Vacancies

Our Bylaws specify that the number of directors is to be determined by a majority of the total number of directors serving prior to any increase or decrease, provided there are at least three and no more than nine directors. Our Board is currently composed of five directors. We do not have a classified Board. Pursuant to our Bylaws and the NRS, a director serves until the next annual meeting and until his or her successor has been elected and qualified, or until his or her earlier death, removal, or resignation.

Newly created directorships resulting from an increase in the number of directors and vacancies occurring on our Board for any reason may be filled by a vote of a majority of the directors then in office, although less than a quorum exists. A director that is appointed or elected to fill a vacancy shall hold office for the remaining term of his or her predecessor.

Limitation of Liability and Indemnification

Our Charter provides that none of our directors and officers shall be personally liable to us or our stockholders for damages for breach of fiduciary duty as a director or officer, except for liability for (i) acts or omissions that involve intentional misconduct, fraud, or knowing violation of law or (ii) for authorizing any distribution in violation of Section 78.300 of the NRS. Our Bylaws provide that any officer or director who is made a party or witness to an action, suit, or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he or she is or was one of our directors or officers or serving at our request as a director, officer, employee, or agent, shall be indemnified and held harmless by us to the fullest extent authorized by the NRS. The right to indemnification shall include the right of advancement of expenses to the extent permitted under the NRS.

Listing and Transfer Agent

Our common stock is listed on The Nasdaq Capital Market under the symbol “LIVE.” The transfer agent and registrar for our common stock is VStock Transfer, LLC.

Preferred Stock

Dividends

We have two series of authorized preferred stock. Each share of Series E Preferred Stock is entitled to and receives a dividend of $0.015 per year. Our Series B Preferred Stock is entitled to receive a dividend in the aggregate amount of $1.00 to be allocated on a pro rata basis among all of the then-issued and outstanding shares of such Series, if, when, and as our Board of Directors shall have declared it. The Board of Directors shall not declare, pay, or set aside any dividends on shares of any other class or series of capital stock of our Company unless that $1.00 dividend has been declared and paid.

Presently, we do not pay dividends on shares of our Series B Preferred Stock. Our declaration and payment of cash dividends in the future and the amount thereof will depend upon our results of operations, financial condition, cash requirements, prospects, limitations imposed by credit agreements and/or indentures governing debt securities and other factors deemed relevant by our Board of Directors.

Anti-Takeover Effects of Certain Provisions of our Charter, our Bylaws, and the NRS

Certain provisions of the NRS and our Charter and Bylaws could make more difficult the acquisition of us by means of a tender offer or otherwise, and the removal of incumbent officers and directors. These provisions are expected to discourage certain types of coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of us.

Advance Notice of Stockholder Proposals

Our Bylaws provide that stockholders may submit proposals for inclusion in the agenda for an Annual Meeting of Stockholders by complying with the advance notice procedures set forth in our Bylaws. Stockholder proposals must be submitted to the Chairman of our Board, our Chief Executive Officer, our President, or our Secretary not less than 120 days before the one-year anniversary of the date on which we released our proxy statement in connection with the previous year’s annual meeting of stockholders. In the event that our annual meeting date has been changed by more than 30 days from the date of the prior year’s annual meeting, written proposals must be submitted within a reasonable time before we begin to print and mail our proxy materials. To be in proper form, a stockholder’s written proposal must include: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and record address of such stockholder, (iii) the class or series and number of shares of our capital stock that are owned beneficially or of record by such stockholder, (iv) a description of all arrangements or understandings between such stockholder and any other person or persons (including their names) in connection with the proposal of such business by such stockholder and any material interest of such stockholder in such business, and (v) a representation that such stockholder intends to appear in person or by proxy at the annual meeting to bring such business before the meeting. This provision could make it more difficult for stockholders to submit proposals for consideration and nominees for director at an annual meeting of our stockholders.

Business Combinations

The “business combination” provisions of Sections 78.411 to 78.444, inclusive, of the NRS prohibit a Nevada corporation with at least 200 stockholders (at least 100 of whom are stockholders of record and residents of the State of Nevada) from engaging in various “combination” transactions with any interested stockholder for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the transaction is approved by the entity’s board of directors prior to the date the interested stockholder obtained such status; or after the expiration of the three-year period, unless:

•	the transaction is approved by the entity’s board of directors or a majority of the voting power held by disinterested stockholders of the entity, or
•

if the consideration to be paid by the interested stockholder is at least equal to the highest of: (a) the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or in the transaction in which it became an interested stockholder, whichever is higher, (b) the market value per share of common stock on the date of announcement of the combination and the date the interested stockholder acquired the shares, whichever is higher, or (c) for holders of preferred stock, the highest liquidation value of the preferred stock, if it is higher.

A “combination” is defined to include mergers or consolidations or any sale, lease exchange, mortgage, pledge, transfer, or other disposition, in one transaction or a series of transactions, with an “interested stockholder” having: (a) an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation, (b) an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation, or (c) 10% or more of the earning power or net income of the corporation.

In general, an “interested stockholder” is a person who, together with affiliates and associates, owns (or within three years, did own) 10% or more of an entity’s voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts and, accordingly, may discourage attempts to acquire us even though such a transaction may offer our stockholders the opportunity to sell their stock at a price above the prevailing market price.

Acquisitions of Controlling Interest

Nevada’s “acquisition of controlling interest” statutes (NRS 78.378 through 78.3793, inclusive) contain provisions governing the acquisition of a controlling interest in certain Nevada corporations. These “control share” laws provide generally that any person who acquires a “controlling interest” in certain Nevada corporations may be denied voting rights, unless a majority of the disinterested stockholders of the corporation elects to restore such voting rights. These laws would apply to us as of a particular date if we were to have 200 or more stockholders of record (at least 100 of whom have addresses in Nevada appearing on our stock ledger at all times during the 90 days immediately preceding that date) and do business in the State of Nevada directly or through an affiliated corporation, unless our Charter or Bylaws in effect on the tenth day after the acquisition of a controlling interest provide otherwise. These laws provide that a person acquires a “controlling interest” whenever a person acquires shares of a subject corporation that, but for the application of these provisions of the NRS, would enable that person to exercise (1) one-fifth or more, but less than one-third, (2) one-third or more, but less than a majority, or (3) a majority or more of all of the voting power of that corporation in the election of its directors. Once an acquirer crosses one of these thresholds, shares that it acquired in the transaction that took it over the threshold and shares that it acquired within the 90 days immediately preceding the date when it acquired or offered to acquire a controlling interest become “control shares” to which the voting restrictions described above apply.

DESCRIPTION OF PREFERRED STOCK

Shares of our Preferred Stock may be issued in one or more series, and our Board is authorized to determine the designation and to fix the number of shares of each series. Our Board is further authorized to fix and determine the dividend rate, premium or redemption rates, conversion rights, voting rights, preferences, privileges, restrictions, and other variations granted to or imposed upon any wholly unissued series of our Preferred Stock.

Prior to the issuance of shares of a series of Preferred Stock, our Board will adopt resolutions and file a certificate of designation with the Secretary of State of the State of Nevada. The certificate of designation will fix for each series the designation and number of shares and the rights, preferences, privileges, and restrictions of the shares including, but not limited to, the following:

•	the voting rights, if any, of the Preferred Stock;

•	any rights and terms of redemption;

•	the dividend rate(s), period(s), and/or payment date(s) or method(s) of calculation applicable to the Preferred Stock;

•	whether dividends are cumulative or non-cumulative and, if cumulative, the date from which dividends on the Preferred Stock will accumulate;

•	the relative ranking and preferences of the preferred stock as to dividend rights and rights upon the liquidation, dissolution, or winding up of our affairs;

•

the terms and conditions, if applicable, upon which the Preferred Stock will be convertible into Common Stock, another series of Preferred Stock, or any other class of securities, including the conversion price (or manner of calculation) and conversion period;

•	the provision for redemption, if applicable, of the Preferred Stock;

•	the provisions for a sinking fund, if any, for the Preferred Stock;

•	the liquidation preferences, if any, for the Preferred Stock;

•

any limitations on the issuance of any class or series of Preferred Stock ranking senior to or on a parity with the class or series of Preferred Stock as to dividend rights and rights upon liquidation, dissolution, or winding up of our affairs; and

•	any other specific terms, preferences, rights, limitations, or restrictions of the Preferred Stock.

In addition to the terms listed above, we will set forth in a prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, the following terms relating to the series of Preferred Stock being offered:

•	the number of shares of the preferred stock offered, the liquidation preference per share, the conversion rights, and the offering price of the Preferred Stock;

•	the procedures for any auction and remarketing, if any, for the Preferred Stock;

•	any listing of the Preferred Stock on any securities exchange; and

•	a discussion of any material and/or special United States federal income tax considerations applicable to the Preferred Stock.

DESCRIPTION OF DEBT SECURITIES

The following description, together with the additional information we include in any applicable prospectus supplements or any related free writing prospectus or other offering materials, as applicable, summarizes the material terms and provisions of the debt securities that we may offer under this prospectus. While the terms we have summarized below will apply generally to any future debt securities we may offer pursuant to this prospectus, we will describe the particular terms of any debt securities that we may offer in more detail in the applicable prospectus supplement. If we so indicate in a prospectus supplement, the terms of any debt securities offered under such prospectus supplement may differ from the terms we describe below, and to the extent the terms set forth in a prospectus supplement differ from the terms described below, the terms set forth in the prospectus supplement or any related free writing prospectus or other offering materials, as applicable, shall control.

We may sell from time to time, in one or more offerings under this prospectus, debt securities, in one or more series. These debt securities that we may issue include senior debt securities, senior subordinated debt securities, subordinated debt securities, convertible debt securities, and exchangeable debt securities. We will issue any such senior debt securities under a senior indenture that we will enter into with a trustee to be named in the senior indenture. We will issue any such subordinated debt securities under a subordinated indenture, which we will enter into with a trustee to be named in the subordinated indenture. We use the term “indentures” to refer to either the senior indenture or the subordinated indenture, as applicable. The indentures will be qualified under the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the indenture. We use the term “debenture trustee” to refer to either the trustee under the senior indenture or the trustee under the subordinated indenture, as applicable.

The following summary description, together with the additional information we may include in any applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, does not purport to be complete and is subject to, and qualified in its entirety by reference to, the form of indenture filed as an exhibit to the Registration Statement of which the prospectus is a part, as it may be supplemented, amended, or modified from time to time, as well as the notes and supplemental agreement relating to each series of debt securities that will be incorporated by reference as exhibits to the Registration Statement that includes the prospectus or as exhibits to a Current Report on Form 8-K if we offer debt securities.

General

The indenture does not limit the amount of debt securities that may be issued thereunder, and each indenture provides that the specific terms of any series of debt securities shall be set forth in, or determined pursuant to, an authorizing resolution and/or a supplemental indenture, if any, relating to such series.

We may issue the debt securities issued under the indentures as “discount securities,” which means they may be sold at a discount below their stated principal amount. These debt securities, as well as other debt securities that are not issued at a discount, may be issued with “original issue discount,” or “OID,” for U.S. federal income tax purposes because of interest payment and other characteristics or terms of the debt securities. Material U.S. federal income tax considerations applicable to debt securities issued with OID will be described in more detail in any applicable prospectus supplement.

We will describe in the applicable prospectus supplement, the related free writing prospectus, or other offering materials, as applicable, the terms of the series of debt securities being offered, including:

•	the title or designation;

•	the aggregate principal amount and any limit on the aggregate principal amount that may be issued;

•	the maturity date or dates on which principal will be payable;

•	the form of the debt securities of the series;

•	the applicability of any guarantees;

•	whether or not the debt securities will be secured or unsecured, and the terms of any secured debt;

•	whether the debt securities rank as senior debt, senior subordinated debt, subordinated debt, or any combination thereof, and the terms of any subordination;

•

if the price (expressed as a percentage of the aggregate principal amount thereof) at which such debt securities will be issued is a price other than the principal amount thereof, the portion of the principal amount thereof payable upon declaration of acceleration of the maturity thereof, or, if applicable, the portion of the principal amount of such debt securities that is convertible into another security or the method by which any such portion shall be determined;

•

the interest rate or rates, which may be fixed or variable, or the method for determining the rate and the date interest will begin to accrue, the dates interest will be payable, and the regular record dates for interest payment dates or the method for determining such dates;

•	our right, if any, to defer payment of interest and the maximum length of any such deferral period;

•

if applicable, the date or dates after which, or the period or periods during which, and the price or prices at which, we may, at our option, redeem the series of debt securities pursuant to any optional or provisional redemption provisions and the terms of those redemption provisions;

•

the date or dates, if any, on which, and the price or prices at which we are obligated, pursuant to any mandatory sinking fund or analogous fund provisions or otherwise, to redeem, or at the holder’s option to purchase, the series of debt securities and the currency or currency unit in which the debt securities are payable;

•	the denominations in which we will issue the series of debt securities, if other than denominations of $1,000 and any integral multiple thereof;

•	the place or places where payments will be payable;

•

whether the debt securities of that series shall be issued in whole or in part in the form of a global security or securities, the terms and conditions, if any, upon which such global security or securities may be exchanged in whole or in part for other individual securities; and the depositary for such global security or securities;

•	whether the indenture will restrict our ability to pay dividends or will require us to maintain any asset ratios or reserves;

•	if, other than the full principal amount thereof, the portion of the principal amount of debt securities of the series that shall be payable upon declaration of acceleration of the maturity thereof;

•	whether we will be restricted from incurring any additional indebtedness;

•

additions to or changes in the events of default with respect to the securities and any change in the right of the trustee or the holders to declare the principal, premium, if any, and interest, if any, with respect to such securities to be due and payable;

•	additions to or changes in the provisions relating to satisfaction and discharge of the indenture;

•	additions to or changes in the provisions relating to the modification of the indenture both with and without the consent of holders of debt securities issued under the indenture;

•	whether interest will be payable in cash or additional debt securities at our or the holders’ option and the terms and conditions upon which the election may be made;

•

the terms and conditions, if any, upon which we will pay amounts in addition to the stated interest, premium, if any, and principal amounts of the debt securities of the series to any holder that is not a “United States person” for federal tax purposes;

•	any restrictions on transfer, sale, or assignment of the debt securities of the series;

•	a discussion on any material or special U.S. federal income tax considerations applicable to a series of debt securities; and

•

any other specific terms, preferences, rights, or limitations of, or restrictions on, the debt securities, any other additions or changes in the provisions of the indenture, and any terms that may be required by us or advisable under applicable laws or regulations.

We may issue debt securities that provide for an amount less than their stated principal amount to be due and payable upon declaration of acceleration of their maturity pursuant to the terms of the indenture. We will provide you with information on the federal income tax considerations and other special consideration applicable to any of these debt securities in the applicable prospectus supplement, related free writing prospectus, or other offering materials, as applicable.

Conversion or Exchange Rights

We will set forth in the applicable prospectus supplement, related free writing prospectus, or other offering materials, as applicable, the terms on which a series of debt securities may be convertible into or exchangeable for shares of our Common Stock, shares of our Preferred Stock, or other securities. We will include provisions as to settlement upon conversion or exchange and whether conversion or exchange is mandatory, at the option of the holder, or at our option. We may include provisions pursuant to which the number of shares of our Common Stock, shares of our Preferred Stock, or our other securities that the holders of the series of debt securities receive would be subject to adjustment.

Consolidation, Merger, or Sale; No Protection in Event of a Change of Control or Highly Leveraged Transaction

Unless we provide otherwise in the prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, applicable to a particular series of debt securities, the indenture will contain covenant that restricts our ability to merge or consolidate, or sell, convey, transfer, or otherwise dispose of our assets as an entirety or substantially as an entirety, unless we are the surviving corporation or the successor to or acquirer of such assets (other than a subsidiary of ours) expressly assumes all of our obligations under the indenture or the debt securities, as appropriate. In addition, we cannot complete such a transaction unless immediately after completing the transaction, no event of default under the indenture, and no event that, after notice or lapse of time or both, would become an event of default under the indenture, has occurred and is continuing.

Unless we provide otherwise in the prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable to a particular series of debt securities, the debt securities will not contain any provisions that may afford holders of the debt securities protection in the event we have a change of control or in the event of a highly leveraged transaction (whether or not such transaction results in a change of control), which could adversely affect holders of debt securities.

Events of Default Under the Indentures

Unless we provide otherwise in the prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable to a particular series of debt securities, the following are events of default under the indentures with respect to any series of debt securities that we may issue:

•

if we fail to pay interest when due and our failure continues for a period of 90 days; provided, however, that a valid extension of an interest payment period by us in accordance with the terms of any indenture supplement thereto shall not constitute a default in the payment of interest for this purpose;

•

if we fail to pay the principal of, or premium, if any, on any series of debt securities as and when the same shall become due and payable whether at maturity, upon redemption, by declaration or otherwise, or in any payment required by any sinking or analogous fund established with respect to such series; provided, however, that a valid extension of the maturity of such debt securities in accordance with the terms of any indenture supplement thereto shall not constitute a default in the payment of principal or premium, if any;

•

if we fail to observe or perform any other covenant or agreement contained in the debt securities or the indenture, other than a covenant specifically relating to another series of debt securities, and our failure continues for 90 days after we receive written notice of such failure, requiring the same to be remedied and stating that such is a notice of default thereunder, from the trustee or holders of at least 25% in aggregate principal amount of the outstanding debt securities of the applicable series; and

•	if specified events of bankruptcy, insolvency, or reorganization occur as to us.

No event of default with respect to a particular series of debt securities (except as to certain events of bankruptcy, insolvency, or reorganization) necessarily constitutes an event of default with respect to any other series of debt securities. The occurrence of an event of default may constitute an event of default under any bank credit agreements we may have in existence from time to time. In addition, the occurrence of certain events of default or acceleration under the indenture may constitute an event of default under certain of our other indebtedness outstanding from time to time.

If an event of default with respect to debt securities of any series at the time outstanding occurs and is continuing, then the trustee or the holders of at least 25% in principal amount of the outstanding debt securities of that series may, by a notice in writing to us (and to the debenture trustee if given by the holders), declare to be due and payable immediately the principal (or, if the debt securities of that series are discount securities, that portion of the principal amount as may be specified in the terms of that series) of and premium and accrued and unpaid interest, if any, on all debt securities of that series. Before a judgment or decree for payment of the money due has been obtained with respect to debt securities of any series, the holders of a majority in principal amount of the outstanding debt securities of that series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may rescind and annul the acceleration if all events of default, other than the non-payment of accelerated principal, premium, if any, and interest, if any, with respect to debt securities of that series, have been cured or waived as provided in the applicable indenture (including payments or deposits in respect of principal, premium or interest that had become due other than as a result of such acceleration). We refer you to the prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, relating to any series of debt securities that are discount securities for the particular provisions relating to acceleration of a portion of the principal amount of such discount securities upon the occurrence of an event of default.

Subject to the terms of the indentures, if an event of default under an indenture shall occur and be continuing, the debenture trustee will be under no obligation to exercise any of its rights or powers under such indenture at the request or direction of any of the holders of the applicable series of debt securities, unless such holders have offered the debenture trustee reasonable indemnity. The holders of a majority in principal amount of the outstanding debt securities of any series will have the right to direct the time, method, and place of conducting any proceeding for any remedy available to the debenture trustee, or exercising any trust or power conferred on the debenture trustee, with respect to the debt securities of that series, provided, that:

•	the direction so given by the holder is not in conflict with any law or the applicable indenture; and

•

subject to its duties under the Trust Indenture Act, the debenture trustee need not take any action that might involve it in personal liability or might be unduly prejudicial to the holders not involved in the proceeding.

A holder of the debt securities of any series will only have the right to institute a proceeding under the indentures or to appoint a receiver or trustee, or to seek other remedies if:

•	the holder previously has given written notice to the debenture trustee of a continuing event of default with respect to that series;

•

the holders of at least 25% in aggregate principal amount of the outstanding debt securities of that series have made written request, and such holders have offered reasonable indemnity to the debenture trustee to institute the proceeding as trustee; and

•

the debenture trustee does not institute the proceeding, and does not receive from the holders of a majority in aggregate principal amount of the outstanding debt securities of that series (or at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) other conflicting directions within 60 days after the notice, request, and offer.

These limitations do not apply to a suit instituted by a holder of debt securities if we default in the payment of the principal, premium, if any, or interest on, the debt securities.

We will periodically file statements with the applicable debenture trustee regarding our compliance with specified covenants in the applicable indenture.

Modification of Indentures; Waiver

We and the debenture trustee may change the applicable indenture without the consent of any holders with respect to specific matters, including:

•	to evidence the succession of another corporation to us and the assumption by any such successor of our covenants in such indenture and in the debt securities issued thereunder;

•	to add to our covenants or to surrender any right or power conferred on us pursuant to the indenture;

•	to establish the form and terms of debt securities issued thereunder;

•

to evidence and provide for a successor trustee under such indenture with respect to one or more series of debt securities issued thereunder or to provide for or facilitate the administration of the trusts under such indenture by more than one trustee;

•

to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action adversely affects the interests of the holders of any series of debt securities issued thereunder in any material respect;

•	to add to, delete from, or revise the conditions, limitations, and restrictions on the authorized amount, terms, or purposes of issue, authentication, and delivery of securities under the indenture;

•	to add any additional events of default with respect to all or any series of debt securities;

•

to supplement any of the provisions of the indenture as may be necessary to permit or facilitate the defeasance and discharge of any series of debt securities, provided that such action does not adversely affect the interests of any holder of an outstanding debt security of such series or any other security in any material respect;

•	to make provisions with respect to the conversion or exchange rights of holders of debt securities of any series;

•	to pledge to the trustee as security for the debt securities of any series any property or assets;

•	to add guarantees in respect of the debt securities of one or more series;

•

to change or eliminate any of the provisions of the indenture, provided that any such change or elimination becomes effective only when there is no security of any series outstanding created prior to the execution of such supplemental indenture that is entitled to the benefit of such provision;

•	to provide for certificated securities in addition to or in place of global securities;

•	to qualify such indenture under the Trust Indenture Act;

•

with respect to the debt securities of any series, to conform the text of the indenture or the debt securities of such series to any provision of the description thereof in our offering memorandum or prospectus relating to the initial offering of such debt securities, to the extent that such provision, in our good faith judgment, was intended to be a verbatim recitation of a provision of the indenture or such securities; or

•	to make any other change that does not adversely affect the rights of holders of any series of debt securities issued thereunder in any material respect.

In addition, under the indentures, the rights of holders of a series of debt securities may be changed by us and the debenture trustee with the written consent of the holders of at least a majority in aggregate principal amount of the outstanding debt securities of each series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) that is affected. However, the debenture trustee and we may make the following changes only with the consent of each holder of any outstanding debt security affected:

•	extending the fixed maturity of the series of debt securities;

•	reducing the principal amount, reducing the rate of, or extending the time of payment of interest, or any premium payable upon the redemption of any debt securities;

•	reducing the principal amount of discount securities payable upon acceleration of maturity;

•	making the principal of or premium or interest on any debt security payable in currency other than that stated in the debt security;

•	impair the right to institute suit for the enforcement of any payment on any debt security when due;

•	if applicable, adversely affect the right of a holder to confer or exchange a debt security; or

•	reducing the percentage of debt securities, the holders of which are required to consent to any amendment or waiver.

Except for certain specified provisions, the holders of at least a majority in principal amount of the outstanding debt securities of any series (or, at a meeting of holders of such series at which a quorum is present, the holders of a majority in principal amount of the debt securities of such series represented at such meeting) may on behalf of the holders of all debt securities of that series waive our compliance with provisions of the indenture. The holders of a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of such series, waive any past default under the indenture with respect to that series and its consequences, except a default in the payment of the principal of, premium, or any interest on any debt security of that series or in respect of a covenant or provision, which cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected; provided, however, that the holders of a majority in principal amount of the outstanding debt securities of any series may rescind an acceleration and its consequences, including any related payment default that resulted from the acceleration.

Discharge, Defeasance, and Covenant Defeasance

We can discharge or decrease our obligations under the indenture as stated below.

We may discharge obligations to holders of any series of debt securities that have not already been delivered to the trustee for cancellation and that have either become due and payable or are by their terms to become due and payable, or are scheduled for redemption, within one year. We may effect a discharge by irrevocably depositing with the trustee cash or government obligations, as trust funds, in an amount certified to be enough to pay, when due, whether at maturity, upon redemption or otherwise, the principal of, and any premium and interest on, the debt securities and any mandatory sinking fund payments.

Unless otherwise provided in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, we may also discharge any and all of our obligations to holders of any series of debt securities at any time, which we refer to as defeasance. We may also be released from the obligations imposed by any covenants of any outstanding series of debt securities and provisions of the indenture, and we may omit to comply with those covenants without creating an event of default under the trust declaration, which we refer to as covenant defeasance. We may effect defeasance and covenant defeasance only if, among other things:

•

we irrevocably deposit with the trustee cash or government obligations denominated in the currency of the debt securities, as trust funds, in an amount certified to be enough to pay at maturity, or upon redemption, the principal (including any mandatory sinking fund payments) of, and any premium and interest on, all outstanding debt securities of the series; and

•

we deliver to the trustee an opinion of counsel from a nationally recognized law firm to the effect that the holders of the series of debt securities will not recognize income, gain or loss for U.S. federal income tax purposes as a result of the defeasance or covenant defeasance and that defeasance or covenant defeasance will not otherwise alter the holders’ U.S. federal income tax treatment of principal, and any premium and interest payments on, the series of debt securities.

In the case of a defeasance by us, the opinion we deliver must be based on a ruling of the Internal Revenue Service issued, or a change in U.S. federal income tax law occurring, after the date of the indenture, since such a result would not occur under the U.S. federal income tax laws in effect on that date.

Although we may discharge or decrease our obligations under the indenture as described in the two preceding paragraphs, we may not avoid, among other things, our duty to register the transfer or exchange of any series of debt securities, to replace any temporary, mutilated, destroyed, lost, or stolen series of debt securities or to maintain an office or agency in respect of any series of debt securities.

Registered Global Securities and Book Entry System

The debt securities of a series may be issued in whole or in part in book-entry form and will be represented by one or more fully registered global securities. We will deposit any registered global securities with a depositary or with a nominee for a depositary identified in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials and registered in the name of such depositary or nominee. In such case, we will issue one or more registered global securities denominated in an amount equal to the aggregate principal amount of all of the debt securities of the series to be issued and represented by such registered global security or securities. This means that we will not issue certificates to each holder.

Unless and until it is exchanged in whole or in part for debt securities in definitive registered form, a registered global security may not be transferred except as a whole:

•	by the depositary for the registered global security to its nominee;

•	by a nominee of the depositary to the depositary or another nominee of the depositary; or

•	by the depositary or its nominee to a successor of the depositary or a nominee of the successor.

The prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, relating to a series of debt securities will describe the specific terms of the depositary arrangement involving any portion of the series represented by a registered global security. We anticipate that the following provisions will apply to all depositary arrangements for debt securities:

•

ownership of beneficial interests in a registered global security will be limited to persons that have accounts with the depositary for such registered global security, these persons being referred to as “participants,” or persons that may hold interests through participants;

•

upon the issuance of a registered global security, the depositary for the registered global security will credit, on its book-entry registration and transfer system, the participants’ accounts with the respective principal amounts of the debt securities represented by the registered global security beneficially owned by the participants;

•	any dealers, underwriters, or agents participating in the distribution of the debt securities will designate the accounts to be credited; and

•

ownership of beneficial interest in the registered global security will be shown on, and the transfer of the ownership interest will be effected only through, records maintained by the depositary for the registered global security for interests of participants, and on the records of participants for interests of persons holding through participants.

The laws of some states may require that specified purchasers of securities take physical delivery of the securities in definitive form. These laws may limit the ability of those persons to own, transfer, or pledge beneficial interests in registered global securities.

So long as the depositary for a registered global security, or its nominee, is the registered owner of the registered global security, the depositary or such nominee, as the case may be, will be considered the sole owner or holder of the debt securities represented by the registered global security for all purposes under the indenture. Except as stated below, owners of beneficial interests in a registered global security:

•	will not be entitled to have the debt securities represented by a registered global security registered in their names;

•	will not receive or be entitled to receive physical delivery of the debt securities in the definitive form; and

•	will not be considered the owners or holders of the debt securities under the relevant indenture.

Accordingly, each person owning a beneficial interest in a registered global security must rely on the procedures of the depositary for the registered global security and, if the person is not a participant, on the procedures of a participant through which the person owns its interest, to exercise any rights of a holder under the indenture.

We understand that, under existing industry practices, if we request any action of holders or if an owner of a beneficial interest in a registered global security desires to give or take any action that a holder is entitled to give or take under the indenture, the depositary for the registered global security would authorize the participants holding the relevant beneficial interests to give or take the action, and the participants would authorize beneficial owners owning through the participants to give or take the action or would otherwise act upon the instructions of beneficial owners holding through them.

We will make payments of principal and premium, if any, and interest, if any, on debt securities represented by a registered global security registered in the name of a depositary or its nominee to the depositary or its nominee, as the case may be, as the registered owners of the registered global security. Neither we nor the trustee, or any other agent of ours or the trustee will be responsible or liable for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in the registered global security or for maintaining, supervising, or reviewing any records relating to the beneficial ownership interests.

We expect that the depositary for any debt securities represented by a registered global security, upon receipt of any payments of principal and premium, if any, and interest, if any, in respect of the registered global security, will immediately credit participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the registered global security as shown on the records of the depositary. We also expect that standing customer instructions and customary practices will govern payments by participants to owners of beneficial interests in the registered global security held through the participants, as is now the case with the securities held for the accounts of customers in bearer form or registered in “street name.” We also expect that any of these payments will be the responsibility of the participants.

If the depositary for any debt securities represented by a registered global security is at any time unwilling or unable to continue as depositary or stops being a clearing agency registered under the Exchange Act, we will appoint an eligible successor depositary. If we fail to appoint an eligible successor depositary within 90 days, we will issue the debt securities in definitive form in exchange for the registered global security. In addition, we may at any time and in our sole discretion decide not to have any of the debt securities of a series represented by one or more registered global securities. In that event, we will issue debt securities of the series in a definitive form in exchange for all of the registered global securities representing the debt securities. The trustee will register any debt securities issued in definitive form in exchange for a registered global security in the name or names as the depositary, based upon instructions from its participants, shall instruct the trustee.

Information Concerning the Debenture Trustee

The debenture trustee, other than during the occurrence and continuance of an event of default under the applicable indenture, undertakes to perform only those duties as are specifically set forth in the applicable indenture. Upon an event of default under an indenture, the debenture trustee under such indenture must use the same degree of care as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to this provision, the debenture trustee is under no obligation to exercise any of the powers given it by the indentures at the request of any holder of debt securities unless it is offered reasonable security and indemnity against the costs, expenses, and liabilities that it might incur.

Payment and Paying Agents

Unless we other indicate in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, we will make payment of the interest on any debt securities on any interest payment date to the person in whose name the debt securities, or one or more predecessor securities, are registered at the close of business on the regular record date for the interest.

We will pay principal of and any premium and interest on the debt securities of a particular series at the office of the paying agents designated by us, except that unless we otherwise indicate in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, we will make interest payments by check which we will mail to the holder. Unless we otherwise indicate in a prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, we will designate the corporate trust office of the debenture trustee as our sole paying agent for payments with respect to debt securities of each series. We will name in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, any other paying agents that we initially designate for the debt securities of a particular series. We will maintain a paying agent in each place of payment for the debt securities of a particular series.

All money we pay to a paying agent or the debenture trustee for the payment of the principal of or any premium or interest on any debt securities which remains unclaimed at the end of two years after such principal, premium, or interest has become due and payable will be repaid to us, and the holder of the security thereafter may look only to us for payment thereof.

Governing Law

The indentures and the debt securities will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the Trust Indenture Act is applicable.

Subordination of Subordinated Debt Securities

Our obligations pursuant to any subordinated debt securities will be unsecured and will be subordinate and junior in priority of payment to certain of our other indebtedness to the extent described in a prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable.

Outstanding Debt Securities with Related Parties

As of the date of this Prospectus, we had the following debt securities outstanding with related parties:

•

On July 10, 2020, we executed a promissory note (the “July 2020 Spriggs Promissory Note”) in favor of Spriggs Investments, LLC (“Spriggs Investments”), a limited liability company, whose sole member is Rodney Spriggs, the President and Chief Executive Officer of Vintage Stock, Inc., a wholly-owned subsidiary of ours, that memorializes a loan by Spriggs Investments to us in the initial principal amount of $2.0 million (the “July 2020 Spriggs Loan”). The July 2020 Spriggs Loan initially was to mature on July 10, 2022; however, its maturity date was initially extended to July 10, 2023, and then to July 31, 2024. Through January 18, 2023, the July 2020 Spriggs Promissory Note bore simple interest at a rate of 10.0% per annum; thereafter, the interest rate was increased to 12.0% simple interest per annum. As of the date of this Prospectus, the balance due under the July 2020 Spriggs Promissory Note was $2.0 million.

•

On January 19, 2023, we executed a promissory note (the “January 2023 Spriggs Promissory Note”) in favor of Spriggs Investments that memorializes a loan by Spriggs Investments to us in the initial principal amount of $1.0 million (the “January 2023 Spriggs Loan”). The January 2023 Spriggs Loan matures on July 31, 2024. The January 2023 Spriggs Promissory Note bears simple interest at a rate of 12.0% per annum. As of the date of this Prospectus, the balance due under the January 2023 Spriggs Promissory Note was $1.0 million.

•

On April 9, 2020, we executed an Unsecured Revolving Line of Credit Promissory Note in favor of Isaac Capital Group, LLC, a Delaware limited liability company (“ICG”), whose sole member is Jon Isaac, our president and chief executive officer and the indirect holder of approximately 50% of our equity securities, in the initial principal amount of $1.0 million, which, as of June 23, 2022, was increased to $6.0 million and as of April 1, 2023, was reduced back to $1.0 million (the “April 2020 ICG Note”). The April 2020 ICG Note initially was to mature on April 8, 2023; however, its maturity date was extended to April 8, 2024. Through March 31, 2023, the April 2020 Note bore simple interest at a rate of 10.0% per annum; thereafter, the interest rate was increased to 12.0% simple interest per annum. As of the date of this Prospectus, the balance due under the April 2020 ICG Note was $1.0 million.

•

On July 10, 2020, we borrowed $2.0 million from ICG (the “July 2020 ICG Loan”). The July 2020 ICG Loan bears interest at a rate of 12.5%. The July 2020 ICG Loan matures on May 1, 2025. As of the date of this Prospectus, the balance due under the July 2020 ICG Loan was $2.0 million.

•

On January 18, 2023, our newly formed subsidiary Flooring Affiliated Holdings, LLC, a Delaware limited liability company (“Flooring”), executed a promissory note pursuant to a certain Securities Purchase Agreement dated January 18, 2023 (the “SPA”), in favor of ICG in the initial principal amount of $5.0 million (the “January 2023 ICG Loan”). The January 2023 ICG Loan matures on January 18, 2028 and bears simple interest at a rate of 12.0% per annum. We guaranteed Flooring’s obligations under the January 2023 ICG Loan. As of the date of this Prospectus, the balance due under the January 2023 ICG Loan was $5.0 million.

On January 18, 2023, pursuant to the Securities Agreement, Flooring executed a Subordinated Promissory Note in favor of certain trusts, the beneficiaries of which are the former owners of the entities that were the subject of the SPA or their family members, in the initial principal amount of $34.0 million (the “January 2023 Trust Loan”). The January 2023 Trust Loan is interest-free for one year and begins to accrue interest on January 18, 2024 at a rate of 8.24% per annum (10.0% following certain specified events of default) with quarterly accrued interest payable at the end of each quarter beginning March 31, 2024. The January 2023 Trust Loan matures, and all outstanding principal and interest thereunder becomes due, on January 18, 2028. The right to payment is subordinated to all of Flooring’s indebtedness and liabilities to Eclipse Business Capital LLC. We guaranteed Flooring’s obligations under the January 2023 Trust Loan. As of the date of this Prospectus, the balance due under the January 2023 Trust Note was $34.0 million.

DESCRIPTION OF WARRANTS

General

We may issue warrants to purchase debt securities, shares of our Common Stock, shares of our Preferred Stock, or any combination of these securities. We may issue the warrants independently or together with any underlying securities, and the warrants may be attached or separate from the underlying securities. We may also issue a series of warrants under a separate warrant agreement to be entered into between a warrant agent and us. The warrant agent will act solely as our agent in connection with the warrants of such series and will not assume any obligation or relationship of agency for or with holders or beneficial owners of warrants.

The following description is a summary of selected provisions relating to the warrants that we may issue. The summary is not complete. When warrants are offered in the future, a prospectus supplement, information, or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the warrants as described in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of warrants in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials is subject to and is qualified in its entirety by reference to all the provisions of any specific warrant document or agreement, which we will file with the SEC for incorporation by reference into this prospectus. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a warrant document when it is filed.

When we refer to a series of warrants, we mean all warrants issued as part of the same series under the applicable warrant agreement.

Terms

The applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials may describe the terms of any warrants that we may offer, including but not limited to the following:

•	the title of the warrants;

•	the total number of warrants;

•	the price or prices at which the warrants will be issued;

•	the currency or currencies that investors may use to pay for the warrants;

•	the date on which the right to exercise the warrants will commence and the date on which the right will expire;

•	whether the warrants will be issued in registered form or bearer form;

•	information with respect to book-entry procedures, if any;

•	if applicable, the minimum or maximum amount of warrants that may be exercised at any one time;

•	if applicable, the designation and terms of the underlying securities with which the warrants are issued and the number of warrants issued with each underlying security;

•	if applicable, the date on and after which the warrants and the related underlying securities will be separately transferable;

•	if applicable, a discussion of material United States federal income tax considerations;

•	if applicable, the terms of redemption of the warrants;

•	the identity of the warrant agent, if any;

•	the procedures and conditions relating to the exercise of the warrants; and

•	any other terms of the warrants, including terms, procedures, and limitations relating to the exchange and exercise of the warrants.

Warrant Agreements

We may issue the warrants in one or more series under one or more warrant agreements, each to be entered into between a bank, trust company, or other financial institution as warrant agent, and us. We may add, replace, or terminate warrant agents from time to time. We may also choose to act as our own warrant agent or may choose one of our subsidiaries to do so.

The warrant agent under a warrant agreement will act solely as our agent in connection with the warrants issued under that agreement. The warrant agent will not assume any obligation or relationship of agency or trust for or with any holders of those warrants. Any holder of warrants may, without the consent of any other person, enforce by appropriate legal action, on its own behalf, its right to exercise those warrants in accordance with their terms. Until the warrant is properly exercised, no holder of any warrant will be entitled to any rights of a holder of the warrant property purchasable upon exercise of the warrant.

Form, Exchange, and Transfer

We may issue the warrants in registered form or bearer form. Warrants issued in registered form, i.e., book-entry form, will be represented by a global security registered in the name of a depository, which will be the holder of all the warrants represented by the global security. Those investors who own beneficial interests in a global warrant will do so through participants in the depository’s system, and the rights of these indirect owners will be governed solely by the applicable procedures of the depository and its participants. In addition, we may issue warrants in non-global form, i.e., bearer form. If any warrants are issued in non-global form, warrant certificates may be exchanged for new warrant certificates of different denominations, and holders may exchange, transfer, or exercise their warrants at the warrant agent’s office or any other office indicated in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials.

Prior to the exercise of their warrants, holders of warrants exercisable for debt securities will not have any of the rights of holders of the debt securities purchasable upon such exercise and will not be entitled to payments of principal (or premium, if any) or interest, if any, on the debt securities purchasable upon such exercise. Prior to the exercise of their warrants, holders of warrants exercisable for shares of Common Stock or shares of Preferred Stock will not have any rights of holders of the shares of Common Stock or the shares of Preferred Stock purchasable upon such exercise and will not be entitled to dividend payments, if any, or voting rights of the shares of Common Stock or the shares of Preferred Stock purchasable upon such exercise.

Exercise of Warrants

A warrant will entitle the holder to purchase for cash an amount of securities at an exercise price that will be stated in, or that will be determinable as described in, the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials. Warrants may be exercised at any time from the initial exercise date and time through and including the close of business on the expiration date set forth in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials. After the close of business on the expiration date, unexercised warrants will become void. Warrants may be redeemed as set forth in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials.

Warrants may be exercised as set forth in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, we will forward, as soon as practicable, the securities purchasable upon such exercise. If less than all of the warrants represented by such warrant certificate are exercised, a new warrant certificate will be issued for the remaining warrants.

DESCRIPTION OF RIGHTS

We may issue rights to purchase our debt securities, shares of our Common Stock, or shares of our Preferred Stock. These rights may be issued independently or together with any other security offered hereby and may or may not be transferable by the stockholder receiving the rights in such offering. In connection with any offering of such rights, we may enter into a standby arrangement with one or more underwriters or other purchasers pursuant to which the underwriters or other purchasers may be required to purchase any securities remaining unsubscribed for after such offering.

Each series of rights will be issued under a separate rights agreement that we will enter with a bank or trust company, as rights agent, all of which will be set forth in the relevant offering material. The rights agent will act solely as our agent in connection with the certificates relating to the rights and will not assume any obligation or relationship of agency or trust with any holders of rights certificates or beneficial owners of rights.

The following description is a summary of selected provisions relating to rights that we may offer. The summary is not complete. When rights are offered in the future, a prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the rights as described in a prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of rights in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials is subject to and is qualified in its entirety by reference to the rights agreement and the rights certificates. We will file each of these documents, as applicable, with the SEC and incorporate them by reference as an exhibit to the Registration Statement of which this prospectus is a part on or before the time we issue a series of rights. See “Available Information” and “Incorporation of Certain Documents by Reference” above for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials may describe:

•	in the case of a distribution of rights to our stockholders, the date of determining the stockholders entitled to the rights distribution;

•	in the case of a distribution of rights to our stockholders, the number of rights issued or to be issued to each stockholder;

•	the exercise price payable for the underlying debt securities, shares of our Common Stock or shares of our Preferred Stock upon the exercise of the rights;

•	the number and terms of the underlying debt securities, shares of our Common Stock or shares of our Preferred Stock that may be purchased per each right;

•	the extent to which the rights are transferable;

•	the date on which the holder’s ability to exercise the rights shall commence, and the date on which the rights shall expire;

•	the extent to which the rights may include an over-subscription privilege with respect to unsubscribed securities;

•	if applicable, the material terms of any standby underwriting or purchase arrangement entered into by us in connection with the offering of such rights; and

•	any other terms of the rights, including, but not limited to, the terms, procedures, conditions, and limitations relating to the exchange and exercise of the rights.

The provisions described in this section, as well as those described under “—Description of Debt Securities” and “—Description of Capital Stock” above, will apply, as applicable, to any rights we offer.

DESCRIPTION OF UNITS

General

We may issue units composed of (i) our debt securities, (ii) shares of our Common Stock, (iii) shares of our Preferred Stock, (iv) warrants to purchase our debt securities, shares of our Common Stock, or shares of our Preferred Stock or any combination of these securities, and (v) rights to purchase our debt securities, shares of our Common Stock, or shares of our Preferred Stock in any combination. We will issue each unit so that the holder of the unit is also the holder of each security included in the unit. As a result, the holder of a unit will have the rights and obligations of a holder of each included security. The unit agreement under which a unit is issued may provide that the securities included in the unit may not be held or transferred separately, at any time or at any time before a specified date.

The following description is a summary of selected provisions relating to units that we may offer. The summary is not complete. When units are offered in the future, a prospectus supplement, information, or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, will explain the particular terms of those securities and the extent to which these general provisions may apply. The specific terms of the units as described in a prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, will supplement and, if applicable, may modify or replace the general terms described in this section.

This summary and any description of units in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials is subject to and is qualified in its entirety by reference to the unit agreement, collateral arrangements, and depositary arrangements, if applicable. We will file these documents with the SEC for incorporation by reference into this prospectus, as applicable. See “Available Information” and “Incorporation of Certain Information by Reference” for information on how to obtain a copy of a document when it is filed.

The applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials may describe:

•	the designation and terms of the units and of the securities comprising the units, including whether and under what circumstances those securities may be held or transferred separately;

•	any provisions for the issuance, payment, settlement, transfer, or exchange of the units or of the securities composing the units;

•	whether the units will be issued in fully registered or global form; and

•	any other terms of the units.

The applicable provisions described in this section, as well as those described under “Description of Debt Securities,” “Description of Capital Stock” and “Description of Warrants,” will apply to each unit and to each security included in each unit, respectively.

USE OF PROCEEDS

Unless otherwise indicated in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, we intend to use the net proceeds from the sale of securities for general corporate purposes, which may include capital expenditures, working capital and general and administrative expenses.

PLAN OF DISTRIBUTION

We may sell the securities through underwriters or dealers, through agents, directly to one or more purchasers, through a rights offering, or otherwise. We will describe the terms of the offering of the securities in a prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, including:

•	the name or names of any underwriters, if any;

•	the purchase price of the securities and the proceeds we will receive from the sale;

•	any underwriting discounts and other items constituting underwriters’ compensation;

•	any public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange or market on which the securities may be listed.

Only underwriters we name in the prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, are underwriters of the securities offered thereby.

The distribution of securities may be effected, from time to time, in one or more transactions, including:

•	block transactions (which may involve crosses) and transactions on The Nasdaq Capital Market or any other organized market on which the securities may be traded;

•

purchases by a broker-dealer as principal and resale by the broker-dealer for its own account pursuant to a prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable;

•	ordinary brokerage transactions and transactions in which a broker-dealer solicits purchasers;

•	sales “at the market” to or through a market maker or into an existing trading market, on an exchange or otherwise; and

•	sales in other ways not involving market makers or established trading markets, including direct sales to purchasers.

The securities may be sold at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices relating to the prevailing market prices, or at negotiated prices. The consideration may be cash or another form negotiated by the parties. Agents, underwriters, or broker-dealers may be paid compensation for offering and selling the securities. That compensation may be in the form of discounts, concessions, or commissions to be received from us or from the purchasers of the securities. Dealers and agents participating in the distribution of the securities may be deemed to be underwriters and compensation received by them on resale of the securities may be deemed to be underwriting discounts and commissions under the Securities Act. If such dealers or agents were deemed to be underwriters, they may be subject to statutory liabilities under the Securities Act.

We may also make direct sales through subscription rights distributed to our existing stockholders on a pro rata basis, which may or may not be transferable. In any distribution of subscription rights to our stockholders, if all of the underlying securities are not subscribed for, we may then sell the unsubscribed securities directly to third parties or may engage the services of one or more underwriters, dealers, or agents, including standby underwriters, to sell the unsubscribed securities to third parties.

Some or all of the securities that we offer though this prospectus may be new issues of securities with no established trading market. Any underwriters to whom we sell our securities for public offering and sale may make a market in those securities, but they will not be obligated to do so and they may discontinue any market making at any time without notice. Accordingly, we cannot assure you of the liquidity of, or continued trading markets for, any securities that we offer.

Agents may, from time to time, solicit offers to purchase the securities. If required, we will name in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus or other offering materials, as applicable, any agent involved in the offer or sale of the securities and set forth any compensation payable to the agent. Unless otherwise indicated, any agent will be acting on a best efforts basis for the period of its appointment. Any agent selling the securities covered by this prospectus may be deemed to be an underwriter, as that term is defined in the Securities Act, of the securities.

If underwriters are used in an offering, securities will be acquired by the underwriters for their own account and may be resold, from time to time, in one or more transactions, including negotiated transactions, at a fixed public offering price, or at varying prices determined at the time of sale, or under delayed delivery contracts or other contractual commitments. Securities may be offered to the public either through underwriting syndicates represented by one or more managing underwriters or directly by one or more firms acting as underwriters. If an underwriter or underwriters are used in the sale of securities, an underwriting agreement will be executed with the underwriter or underwriters at the time an agreement for the sale is reached. The applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials will set forth the managing underwriter or underwriters, as well as any other underwriter or underwriters, with respect to a particular underwritten offering of securities, and will set forth the terms of the transactions, including compensation of the underwriters and dealers and the public offering price, if applicable. The prospectus, and the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials will be used by the underwriters to resell the securities.

If a dealer is used in the sale of the securities, we or an underwriter will sell the securities to the dealer, as principal. The dealer may then resell the securities to the public at varying prices to be determined by the dealer at the time of resale. To the extent required, we will set forth in the prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, the name of the dealer and the terms of the transactions.

We may directly solicit offers to purchase the securities and may make sales of securities directly to institutional investors or others. These persons may be deemed to be underwriters within the meaning of the Securities Act with respect to any resale of the securities. To the extent required, the prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, will describe the terms of any such sales, including the terms of any bidding or auction process, if used.

Agents, underwriters, and dealers may be entitled under agreements that may be entered into with us to indemnification against specified liabilities, including liabilities incurred under the Securities Act, or to contribution to payments they may be required to make in respect of such liabilities. If required, the prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials, as applicable, will describe the terms and conditions of such indemnification or contribution. Some of the agents, underwriters or dealers, or their affiliates may be customers of, engage in transactions with or perform services for us, our subsidiaries, or affiliates in the ordinary course of business.

Under the securities laws of some states, the securities offered by this prospectus may be sold in those states only through registered or licensed brokers or dealers.

Any person participating in the distribution of Common Stock registered under the Registration Statement that includes this prospectus will be subject to applicable provisions of the Exchange Act, and the applicable SEC rules and regulations, including, among others, Regulation M, which may limit the timing of purchases and sales of any of our Common Stock by any such person. Furthermore, Regulation M may restrict the ability of any person engaged in the distribution of our Common Stock to engage in market-making activities with respect to our Common Stock. These restrictions may affect the marketability of our Common Stock and the ability of any person or entity to engage in market-making activities with respect to our Common Stock.

Certain persons participating in an offering may engage in over-allotment, stabilizing transactions, short-covering transactions, and penalty bids in accordance with Regulation M under the Exchange Act that stabilize, maintain, or otherwise affect the price of the offered securities. If any such activities will occur, they will be described in the applicable prospectus supplement, information or document incorporated by reference, related free writing prospectus, or other offering materials.

To the extent required, this prospectus may be amended or supplemented from time to time to describe a specific plan of distribution.

All securities we offer other than shares of Common Stock will be new issues of securities with no established trading market. Any underwriters may make a market in these securities but will not be obligated to do so and may discontinue any market making at any time without notice. We cannot guarantee the liquidity of the trading markets for any securities.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, Clark Hill PLC, Los Angeles, California, will provide opinions regarding the validity of any securities offered by this prospectus. Clark Hill PLC may also provide opinions regarding certain other matters. The legality of the securities for any underwriters, dealers, or agents will be passed upon by counsel as may be specified in the applicable prospectus supplement.

EXPERTS

The financial statements of the Registrant as of and for the years ended September 30, 2022 and 2021, incorporated by reference in this prospectus, have been audited by Frazier & Deeter, LLC, an independent registered public accounting firm, as stated in their reports incorporated by reference herein, and have been incorporated in reliance upon the authority of such firm as experts in accounting and auditing.

________________________________________________________________________________________________________________________________

$50,000,000

Common Stock

Preferred Stock

Debt Securities

Warrants

Rights

Units

PROSPECTUS

May 17, 2023